SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

YM BIOSCIENCES, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

984238105

(CUSIP Number)

February 3, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,058,244 (See Item 4)
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 3,058,244 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,058,244 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.78%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 3 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,058,244
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,058,244
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,058,244 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.78%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 4 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,058,244
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,058,244
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,058,244 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.78%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 5 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,058,244
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,058,244
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,058,244 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.78%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 6 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,058,244
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 3,058,244
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,058,244 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.78%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 7 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 282,050
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 282,050
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,050 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 8 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 282,050
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 282,050
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,050 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 9 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 282,050
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 282,050
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,050 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 10 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 256,456
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 256,456
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 256,456 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .23%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 11 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 510,200
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 510,200
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 510,200 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .46%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 12 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,262,950
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,262,950
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,262,950 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.15%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 13 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,262,950
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,262,950
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,262,950 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.15%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 14 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Onshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,262,950
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 1,262,950
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,262,950 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.15%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 15 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balamat Cayman Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 261,632
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 261,632
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 261,632 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .24%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 16 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 5,631,532 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,631,532 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 17 of 21 Pages

CUSIP No. 984238105
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 5,631,532 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 5,631,532 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,631,532 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

YM Biosciences, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

5045 Orbitor Drive Building 11 Suite 400 Mississauga, ON L4W 4Y4 Canada

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd., is a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(2) Atlas Global, LLC, is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 20.09% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd., is a Cayman Islands corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI owns 58.95% of the equity interests in AMF.

(4) Atlas Institutional Fund, Ltd., is a Cayman Islands corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AIF, LTD. owns 18.39% of the equity interests in AMF.

(5) Atlas Institutional Fund, LLC, is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 2.57% of the equity interests in AMF.

(6) Atlas Fundamental Trading Master Fund Ltd., is a Cayman Islands corporation (“AFT Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(7) Atlas Fundamental Trading Fund, LP, is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 12.64% of the equity interests in AFT Master.

(8) Atlas Fundamental Trading Fund, Ltd., is a Cayman Islands corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AFT LTD owns 87.28% of the equity interests in AFT Master.

(9) Atlas Leveraged Fund, L.P. is a Delaware limited partnership (“ALF”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(10) Atlas Fundamental Trading Leveraged Fund, L.P. is a Delaware limited partnership (“AFTL”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602.

(11) Balyasny Dedicated Investor Master Fund, Ltd., is a Cayman Islands corporation (“BDI Master”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(12) Balyasny Dedicated Investor Offshore Fund, Ltd., is a Cayman Islands corporation (“BDI LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. BDI LTD owns 67.12% of the equity interests in BDI Master.

(13) Balyasny Dedicated Investor Onshore Fund, LP., is a Delaware limited partnership (“BDI LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BDI LP owns 32.84% of the equity interests in BDI Master.

(14) Balamat Cayman Limited., is a Cayman Islands corporation (“BCF”), with its principal business office at c/o Citi Hedge Fund Services (Cayman), Ltd., P.O. Box 10293, 27 Hospital Road, 5th Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.

(15) Balyasny Asset Management L.P., is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LTD, AIF LLC, AFT MASTER, AFT LP, AFT LTD, ALF, AFTL, BDI MASTER, BDI LTD, BDI LP and BCF.

(16) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

984238105

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 18 of 21 Pages

Item 4	Ownership.

AMF

	(a)	Amount Beneficially Owned:

3,058,244

	(b)	Percent of Class:

2.78%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

3,058,244

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

3,058,244

(iv) shared power to dispose or to direct disposition of:

None

AG

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 20.09% of the equity interest in AMF, AG may be deemed to beneficially own the 3,058,244 shares of the Company’s Common Stock beneficially owned by AMF. 3,058,244

	(b)	Percent of Class:

2.78%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

3,058,244

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

3,058,244

(iv) shared power to dispose or to direct disposition of:

None

AGI

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 58.95% of the equity interest in AMF, AGI may be deemed to beneficially own the 3,058,244 shares of the Company’s Common Stock beneficially owned by AMF. 3,058,244

	(b)	Percent of Class:

2.78%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

3,058,244

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

3,058,244

(iv) shared power to dispose or to direct disposition of:

None

AIF, LTD

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 18.39% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 3,058,244 shares of the Company’s Common Stock beneficially owned by AMF. 3,058,244

	(b)	Percent of Class:

2.78%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

3,058,244

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

3,058,244

(iv) shared power to dispose or to direct disposition of:

None

AIF LLC

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 2.57% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 3,058,244 shares of the Company’s Common Stock beneficially owned by AMF. 3,058,244

	(b)	Percent of Class:

2.78%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

3,058,244

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

3,058,244

(iv) shared power to dispose or to direct disposition of:

None

AFT MASTER

	(a)	Amount Beneficially Owned:

282,050

	(b)	Percent of Class:

.26%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

282,050

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

282,050

(iv) shared power to dispose or to direct disposition of:

None

AFT LP

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 12.64% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 282,050 shares of the Company’s Common Stock beneficially owned by AFT MASTER.

282,050

	(b)	Percent of Class:

.26%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

282,050

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

282,050

(iv) shared power to dispose or to direct disposition of:

None

AFT LTD

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 87.28% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 282,050 shares of the Company’s Common Stock beneficially owned by AFT MASTER.

282,050

	(b)	Percent of Class:

.26%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

282,050

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

282,050

(iv) shared power to dispose or to direct disposition of:

None

ALF

	(a)	Amount Beneficially Owned:

256,456

	(b)	Percent of Class:

.23%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

256,456

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

256,456

(iv) shared power to dispose or to direct disposition of:

None

AFTL

	(a)	Amount Beneficially Owned:

510,200

	(b)	Percent of Class:

.46%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

510,200

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

510,200

(iv) shared power to dispose or to direct disposition of:

None

BDI MASTER

	(a)	Amount Beneficially Owned:

1,262,950

	(b)	Percent of Class:

1.15%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,262,950

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,262,950

(iv) shared power to dispose or to direct disposition of:

None

BDI LTD

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 67.12% of the equity interest in BDI MASTER, BDI LTD may be deemed to beneficially own the 1,262,950 shares of the Company’s Common Stock beneficially owned by BDI MASTER.

1,262,950

	(b)	Percent of Class:

1.15%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,262,950

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,262,950

(iv) shared power to dispose or to direct disposition of:

None

BDI LP

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 32.84% of the equity interest in BDI MASTER, BDI LP may be deemed to beneficially own the 1,262,950 shares of the Company’s Common Stock beneficially owned by BDI MASTER.

1,262,950

	(b)	Percent of Class:

1.15%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,262,950

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,262,950

(iv) shared power to dispose or to direct disposition of:

None

BCF

	(a)	Amount Beneficially Owned:

261,632

	(b)	Percent of Class:

.24%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

261,632

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

261,632

(iv) shared power to dispose or to direct disposition of:

None

BAM

	(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LTD, AIF LLC, AFT MASTER, AFT LP, AFT LTD, ALF, AFTL, BDI MASTER, BDI LTD, BDI LP and BCF, BAM may be deemed to beneficially own the 5,631,532 shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LTD, AIF LLC, AFT MASTER, AFT LP, AFT LTD, ALF, AFTL, BDI MASTER, BDI LTD, BDI LP and BCF

5,631,532

	(b)	Percent of Class:

5.12%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

5,631,532

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

5,631,532

(iv) shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

	(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 5,631,532 shares of the Company’s Common Stock beneficially owned by BAM.

5,631,532

	(b)	Percent of Class:

5.12%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

5,631,532

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

5,631,532

(iv) shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class.

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 19 of 21 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011.

ATLAS MASTER FUND, LTD		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD		ATLAS INSTITUTIONAL FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LLC		ATLAS LEVERAGED FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING MASTER FUND, LTD		ATLAS FUNDAMENTAL TRADING FUND, LP

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

Page 20 of 21 Pages

ATLAS FUNDAMENTAL TRADING FUND, LTD		ATLAS FUNDAMENTAL TRADING LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BALYASNY DEDICATED INVESTOR MASTER FUND, LTD		BALYASNY DEDICATED INVESTOR OFFSHORE FUND, LTD

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BALYASNY DEDICATED INVESTOR ONSHORE FUND, LP		BALAMAT CAYMAN FUND LIMITED

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

DMITRY BALYASNY		BALYASNY ASSET MANAGEMENT, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Representative		Authorized Representative and Executive Officer

Page 21 of 21 Pages